Exhibit 99.1
December 2, 2008
Bradford Capital Partners
133 Freeport Road
Pittsburgh, PA 15215-2943
Attn: Mr. Martin J. Calihan
Dear Marty:
We received your letter dated November 30, 2008. You have since made this letter public through an amendment to Bradford Capital Partners’ Schedule 13D.
Your letter repeated your unsolicited indication of potential interest with respect to a possible offer to acquire the company that was initially made in a letter dated November 18, 2008. Our Board of Directors met and considered your November 18 letter and it has met and considered your November 30 letter. By way of formal response we are reiterating the substance of our letter to you dated November 24, 2008.
The company undertook a comprehensive review of strategic alternatives earlier this year which resulted in a strategic plan and stock repurchase program that was disclosed at the end of October. Having considered and discussed your indication of interest, our Board remains committed to the path outlined at that time. Your indicative price range of between $5.50 and $6.00 per share does not reflect the strength of the company’s cash position or the long-term value of the business, nor does it take into account the potential benefits of the strategy the company articulated in October.
The company’s management and new strategy have the full support of the Board. We continue to hope that Bradford Capital Partners will support the company as we pursue the strategy and develop and exploit the opportunities it creates to enhance shareholder value.
Sincerely,
/s/ Joseph A. Ferrara
Joseph A. Ferrara
President and Chief Executive Officer